Exhibit (k)(3)
AGENCY AGREEMENT
THIS AGENCY AGREEMENT (the “Agreement”) made the 7th day of March 2025, by and between, BLUE OWL ALTERNATIVE CREDIT FUND, a statutory trust organized under the laws of the State of Delaware as a registered investment company, with offices at 399 Park Avenue, 38th floor, New York, New York 10022 (the “Financial Product”) and any other Financial Products set forth on Schedule I, attached hereto, as amended from time to time (each such fund hereinafter jointly and severally referred to as “Financial Product”), each having its principal place of business at 399 Park Avenue, 38th floor, New York, New York 10022, and BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC, a limited liability company organized and existing under the laws of the State of Delaware having its principal place of business at 399 Park Avenue, 38th floor, New York, New York 10022 (“Sponsor”) and SS&C GIDS, INC., a corporation organized and existing under the laws of the State of Delaware (S&C,” “Transfer Agent” or “Dividend Disbursing Agent”).
WITNESSETH:
WHEREAS, The Sponsor and the Financial Product desires to appoint SS&C as Transfer Agent and Dividend Disbursing Agent, and SS&C desires to accept such appointment upon the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.    Documents to be Provided with Appointment.
In connection with the appointment of SS&C as Transfer Agent and Dividend Disbursing Agent for the Financial Product, the Financial Product will provide SS&C with the following documents:
A.    A certified copy of the resolutions of the Board of Directors/Trustees, as appropriate, of the Financial Product appointing SS&C as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Financial Product;

B.    A certified copy of the Declaration of Trust, as appropriate, of the Financial Product and all amendments thereto;
C.    A certified copy of the Bylaws of the Financial Product and all amendments thereto;
D.    Copies of registration statements and amendments thereto, filed with the Securities and Exchange Commission (the “SEC”).
E.    Specimens of all forms outstanding share certificates, if any, in the forms approved by the Board of Trustees of the Financial Product, with a certificate of the Secretary/Clerk of the Financial Product, evidencing such approval;
F.    Specimens of the signatures of the Authorized Persons, as hereinafter defined, of the Financial Product authorized to sign on behalf of the Financial Product generally and authorized to sign written instructions and requests;
G.    A certificate by the secretary or similarly situated officer of the Financial Product (who may be the Financial Product’s General Counsel) with respect to:
(1)    The Financial Product's organization and existence and status in good standing under the laws of its state of organization,
(2)    The Financial Product is duly qualified to carry on its business in the State of its organization,
(3)    The status of all shares of the Financial Product covered by the appointment under the Securities Act of 1933 (the “1933 Act”) and any other applicable federal or state statute,
(4)    That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable, and
H.    Statements as to (i) the existence or termination of any restrictions on the transfer of shares and in the application to or removal of any legend restricting the transfer of such shares, (ii) any authorized but unissued shares reserved for specific purposes, (iii) if any reserved shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders.
I.    For this Section 1, a certificate from the secretary or chief financial officer of the Financial Product is acceptable.
2.    Certain Representations and Warranties of SS&C.
SS&C represents and warrants to the Sponsor and each Financial Product that:
A.    It is a corporation duly organized and existing and in good standing under the laws of Delaware.
B.    It is duly qualified to carry on its business in the State of Missouri and in any other jurisdiction in which it is required to so qualify.
C.    It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.
D.    It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”). It will remain so registered for the duration of this Agreement, and it will promptly notify the Sponsor and/or Financial Product in the event of any material change in its status as a registered transfer agent.
E.    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
F.    It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
G.     It is and will remain in material compliance with all federal and state laws, rules and regulations applicable to it and its transfer agency business and the performance of its duties, obligations and services under this Agreement, including federal and state privacy laws applicable to it.

3.    Certain Representations and Warranties of the Financial Product.
The Financial Product represents and warrants to SS&C that:
A.    It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify or in which SS&C provides the Services.
B.    It is a closed-end, non-diversified management investment company registered under the Investment Company of 1940, as amended (the “1940 Act”).
C.    A registration statement under the 1933 Act has been filed and will be effective with respect to all shares of the Financial Product being offered for sale.
D.    To the extent required to offer shares of the Financial Product as contemplated herein, the Financial Product is registered with the SEC, any securities self-regulatory organization, and/or any state or non-US securities regulatory body that asserts the authority to regulate such matter, by regulation, order or otherwise (collectively, the “Applicable Regulatory Authorities”), or has a valid exemption from such registration, has made all required notice or other filings with and paid all required fees to all Applicable Regulatory Authorities and is currently, and will remain throughout the term of this Agreement, in substantial compliance with applicable law. To the extent any applicable law requires registration, licensing or other qualifications of the Sponsor or Financial Product or any of their officers, directors, employees, agents or affiliates, or payment of fees or filing of documents, they are in material compliance with same. The foregoing representations will remain accurate during the term of this Agreement.  E.
Each offer to sell or sale of shares of the Financial Product by the Financial Product or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.
F.    The Financial Product is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

G.    All shares of the Financial Product when issued will be duly authorized, validly issued, fully paid and non-assessable.
4.    Scope of Appointment.
A.    Subject to the terms and conditions set forth in this Agreement, the Financial Product hereby appoints SS&C as Transfer Agent and Dividend Disbursing Agent.
B.    SS&C hereby accepts such appointment and agrees that it will act as the Financial Product's Transfer Agent and Dividend Disbursing Agent. SS&C agrees that it will also act as agent in connection with the Financial Product's periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.
C.    The Financial Product agrees to use its reasonable efforts to deliver to SS&C in the manner agreed to by the Parties, as soon as they are available, all of its securityholder account records.
D.    SS&C, utilizing TA2000TM, SS&C's computerized data processing system for securityholder accounting (the "TA2000 System") and in accordance with the terms and conditions of this Agreement, will perform the following services as Transfer Agent and Dividend Disbursing Agent for the Financial Product, and as agent of the Financial Product for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining securityholder accounts on the records of the Financial Product on the TA2000 System; (iii) when and if a Financial Product participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by SS&C by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of an Authorized Person on the dealer file maintained by SS&C; (iv) when and if a Financial Product participates in the NSCC, issuing instructions to the Financial Products’ banks for the settlement of transactions between the Financial Products and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Financial Product participates in the NSCC, providing account and transaction information from each affected Financial Product’s records on TA2000 in accordance with the applicable Program’s rules for and those participating issuers, banks and broker-dealers; (vi) when and if a Financial Product participates in the NSCC, maintaining securityholder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses and repurchase notices with respect to the Financial Product’s share repurchases pursuant to Rule 23c-3 under the 1940 Act ; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and mailing U.S. Department of the Treasury Forms 1099, 1042, 1042S, and K-1 and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Financial Product; (xii) preparing and mailing confirmation forms to securityholders and intermediaries for securityholders, as instructed, for all purchases and liquidations of shares of the Financial Product and other confirmable transactions in securityholders' accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Financial Product or its management company; (xiv) maintaining those records necessary to carry out SS&C's duties hereunder, including all information reasonably required by the Financial Product to account for all transactions on TA2000 in the Financial Product shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Financial Product shares as instructed by an Authorized Person determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Financial Product's managing dealer or distributor (hereinafter "managing dealer") or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases, including subscription documents related thereto, received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily blue sky (“Blue Sky”) reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Financial Products on TA2000; (xix) once approval of the Financial Product therefore has been received by SS&C, processing timely redemptions (as provided in the Financial Product’s dividend reinvestment plan) received in proper order as approved by the Financial Product in accordance with the instructions of the Financial Product, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Financial Product escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A; (xxii) process repurchase requests received in good order and, where relevant, deliver appropriate documentation to the Financial Product’s custodian; (xxiii) pay monies upon receipt from the custodian, where relevant, in accordance with the instructions of securityholders participating in a repurchase offer; and (xxiv) deduct and remit to the Financial Product any applicable fee from repurchases pursuant to the Financial Product’s prospectus.. For clarification, with respect to Blue Sky obligations, the Financial Product is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Financial Product in each jurisdiction in which it is sold. SS&C’s sole obligation is to provide the Financial Product access to the Blue Sky module of TA2000 with respect to purchases of shares of the Financial Product on TA2000. It is the Financial Product’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C, to ensure accuracy. SS&C is not responsible in any way for claims that the sale of shares of the Financial Product violated any such requirement (unless such violation results from a failure of the SS&C Blue Sky module to notify the Financial Product that such sales do not comply with the parameters set by the Financial Product for sales to residents of a given state); and (xxii) all other services necessary to perform the above services in clauses (i)-(xxi) of this Section as Transfer Agent and Dividend Disbursing Agent for the Financial Product.
E.    At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section 4.D in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform securityholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).
F.    SS&C shall use reasonable efforts to provide, promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Financial Product's instructions, prospectus or application as amended from time to time, for the Financial Product provided (i) SS&C is advised in advance by the Financial Product of any changes therein and (ii) the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Financial Product requires an enhancement or modification to the TA2000 System or to operations as presently conducted by SS&C, SS&C shall not be liable until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C's cost of performing the services required hereunder at the current level of service, SS&C shall advise the Financial Product of the amount of such increase and if the Financial Product elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs. In no event shall SS&C be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.
G.    The Financial Product shall add all new programs to the TA2000 System upon at least thirty (30) days’ prior written notice to SS&C provided that the requirements of the new programs are generally consistent with services then being provided by SS&C under this Agreement. Rates or charges for additional programs shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such programs use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C's then-standard pricing schedule.
H.    The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that SS&C provides any services under this Agreement that relate to compliance by the Financial Product with the Internal Revenue Code (the “Code”) or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Financial Product and that SS&C will not make any judgments or exercise any discretion of any kind, and particularly that SS&C will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Financial Product); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Financial Product which among other things identify the specific boxes and lines into which amounts calculated by SS&C are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Financial Product); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Financial Product. The Financial Product agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under this Agreement that relate to compliance by the Financial Product with the Code or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by SS&C of the Financial Product in this regard.
I.    (1)    The Financial Product instructs and authorizes SS&C to provide the services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Financial Product made available by the Financial Product, and offered through SS&C’s IRA custodial offering where SS&C acts as service provider. The Financial Product acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRA Accounts. The Financial Product agrees that SS&C will perform the following functions, among others, with respect to the IRA Accounts:
•    securityholder recordkeeping;
•    account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);
•    receipt of securityholder monies within the Financial Product universal bank account;
•    movement of securityholder money to either the Financial Product or custodian cash positions;
•    payment, dividend disbursement and bank account reconciliation;
•    preparing, mailing, distributing and filing all tax reports, information returns and other documents required by the Code with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;
•    providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;
•    providing reasonable assistance to the Financial Product to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of SS&C for such assistance at its standard rates and fees for personnel then in effect at that time);
•    solicitation and processing of securityholder paid custodial fees; and
•    processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable and Other Expenses, as set forth in Exhibit A, including but not limited to postage and mailing, shall apply to the services provided under this Section 4(I).
(2)    In connection with providing services for the IRA Accounts, the Financial Product hereby authorizes SS&C, acting as agent for the Financial Product: (1) to establish in the name of, and to maintain on behalf of, the Financial Product, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which SS&C shall deposit the Financial Product’s funds SS&C receives for payment of dividends, distributions, purchases of the Financial Product shares, redemptions of the Financial Product shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Financial Product and the IRA securityholders provided for in this Agreement; (2) move money to either the Financial Product or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under this Agreement with respect to the IRA Accounts. SS&C, acting as agent for the Financial Product, is also hereby authorized to execute on behalf and in the name of the Financial Product, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Section XX. In each of the foregoing situations, SS&C shall not be liable for any Adverse Consequences (as hereinafter defined) arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith, with due diligence and without gross negligence.
(3)    SS&C hereby represents, warrants and covenants that:
(i)    Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;
(ii)    Any agreement between SS&C and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to SS&C except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and
(iii)    In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with SS&C (or otherwise resigns as custodian of the IRA Accounts), SS&C shall: (i) provide prompt notice to the Financial Product regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.
(4)    In no event shall the Financial Product (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Financial Product be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

J.    The parties acknowledge and agree that additional investment products associated with or sponsored by the Sponsor may elect to become parties to this Agreement and receive services from SS&C as provided in this Section 4 by execution of the Adoption Agreement attached hereto as Attachment I (the “Joinder Agreement”). Thereafter, any such additional investment product shall, collectively with the Financial Product be thereafter parties to this Agreement and be collectively referred to as the “Financial Products” as of the date of the execution of such Joinder Agreement. In the event that any additional investment product elects to execute an Joinder Agreement and become a party to this Agreement and any other agreement incorporating the terms and conditions of this Agreement, (“the Ancillary Agreements”) after the commencement of its operations such that such investment product’s securityholder records have been maintained on the processing system of another transfer agent and must be converted onto SS&C’s TA2000 System from such prior transfer agent’s system, the additional Financial Product shall use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon reasonably practicable, all securityholder account information necessary for SS&C to perform the services in this Section 4. SS&C shall have no liability for any Adverse Consequences arising or resulting from the failure to deliver any securityholder records to SS&C.
K.    SS&C will provide, upon receipt of Financial Product’s written request, transmissions of shareholder activity to the print vendor selected by the Financial Product.
L.    In the event there is only one Financial Product receiving services under this Agreement and there is a change in the Sponsor entity, SS&C will work with the Financial Product for purposes of updating this Agreement to reflect the appropriate Sponsor entity.
5.    Limit of Authority.
The appointment of SS&C as Transfer Agent for the Financial Product will be construed to cover the full amount of authorized shares of each class or classes for which SS&C is appointed as Transfer Agent and as such amount of authorized shares may be reduced or increased from time to time.
In case of such reduction or increase the Financial Product will file with SS&C:
A.    If the appointment of SS&C was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Financial Product increasing the authority of SS&C;
B.    A certified copy of the amendment to the Bylaws of the Financial Product authorizing the increase of shares;
C.    A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased shares, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;
D.    An opinion by the secretary or similarly situated officer of the Financial Product (who may be the Financial Product’s General Counsel) stating:
The status of the additional shares of the Financial Product under the 1933 Act and any other applicable federal or state statute.
6.    Compensation and Expenses.
A.    In consideration for SS&C’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Financial Product will pay to SS&C from time to time for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") as set forth in a separate schedule to be agreed to by the Financial Product and SS&C, a copy of which is attached hereto as Exhibit A. If the Financial Product has not paid such Compensation and Expenses to SS&C within a reasonable time, SS&C may, after prior written notice to the Financial Product, charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.
B.    The Financial Product also agrees promptly to reimburse, or have its Sponsor reimburse, SS&C for all reasonable billable expenses or disbursements incurred by SS&C in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Financial Product's request at the Financial Product's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between the Financial Product and its agents, on one hand, and SS&C on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and NSCC transaction fees, if applicable, to the extent any of the foregoing are paid by SS&C. The Financial Product agrees to pay, or have the Sponsor pay, postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by SS&C at the request or with the consent of the Financial Product will be promptly reimbursed by the Financial Product or Sponsor.
C.    Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Financial Product or Sponsor (the "Due Date"). The Financial Product and Sponsor are aware that failure to pay all amounts in a timely fashion so that they will be received by SS&C on or before the Due Date will give rise to costs to SS&C not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by SS&C by the Due Date, the Financial Product shall pay, or cause the Sponsor to pay, a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by SS&C. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Financial Product's or SS&C's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.
D.    In the event that any charges are disputed, the Financial Product or Sponsor, shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify SS&C in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which SS&C provides to the Financial Product documentation which reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.
E.    The fees and charges set forth on Exhibit A shall increase or may be increased as follows:
(1)    On the first day of each new Renewal Term or otherwise in accordance with the "Fee Increases" provision in Exhibit A;
(2)    SS&C may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;
(3)    SS&C may charge for additional features of TA2000 used by the Financial Product which features are not consistent with the Financial Product's current processing requirements; and
(4)    In the event SS&C, at the Financial Product’s request or direction, performs Exception Services, SS&C shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase SS&C’s cost of performance.
If SS&C notifies the Financial Product of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse SS&C for the Financial Product's pro-rata or other allocable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.
If SS&C notifies the Financial Product of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new Financial Product feature.
7.    Operation of SS&C System.
In connection with the performance of its services under this Agreement, SS&C is responsible for such items as:
A.    That entries in SS&C's records, and in the Financial Product's records created by SS&C on the TA2000 System, reflect the orders, instructions, and other information received by SS&C from the Financial Product, the Financial Product's distributor, manager or managing dealer, the Financial Product's investment adviser, the Financial Product’s sponsor, the Financial Product’s custodian, or the Financial Product’s administrator and any other person whom the Financial Product names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;
B.    That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Financial Product's records on the TA2000 System;
C.    The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Financial Product and the data in the Financial Product's records on the TA2000 System;

D.    That repurchase transactions and payments be effected timely per the repurchase procedures and accurately in accordance with repurchase instructions received by SS&C from Authorized Persons, broker-dealers or securityholders and the data in the Financial Product's records on the TA2000 System;
E.    The deposit daily in the Financial Product's appropriate special bank account of all checks and payments received by SS&C from NSCC (if applicable), broker-dealers or securityholders for investment in shares;
F.    The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, repurchases and other securityholder account transactions, all in conformance with SS&C's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the "Procedures"), with such changes or deviations therefrom as may be from time to time required or approved by the Financial Product, its investment adviser or managing dealer, or its or SS&C's counsel (in such case with written notice of any material changes made to the Procedures) and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;
G.    The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act; and
H.    The maintenance of a current, duplicate set of the Financial Product's essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.
8.    Standard of Care/Indemnification.
A.    Notwithstanding anything in this Agreement to the contrary SS&C shall not be liable to the Financial Product for any action or inaction of SS&C except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. For the purposes of this Paragraph 8, Losses shall mean any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.
B.    SS&C shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal, state or local laws applicable to SS&C’s acting as a transfer agent. For those activities or actions delineated in the Procedures, SS&C shall be presumed to have acted in accordance with the terms and conditions of this Agreement if SS&C has acted in accordance with the Procedures in effect when SS&C acted or omitted to act.
C.    SS&C shall not be responsible for, and the Financial Product shall indemnify and hold SS&C harmless from and against, any and all losses, liabilities, damages, reasonable and documented out-of-pocket costs and expenses (including documented attorneys’ fees), charges, except acts or omissions by SS&C constituting criminal conduct, fraud, bad faith, willful misfeasance or misconduct, gross negligence or reckless disregard of its duties hereunder (the “Adverse Consequences”), arising out of or attributable to:
(1)    All actions or omissions of SS&C required to be taken or omitted by SS&C pursuant to this Agreement, provided that SS&C has fulfilled all obligations under this Agreement with respect to the matter for which SS&C is seeking indemnification;
(2)    The Financial Product’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Financial Product hereunder;
(3)    The reasonable good faith reliance on, or the carrying out of, any written or oral instructions or requests of Authorized Persons designated by the Financial Product in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or SS&C's good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Financial Product, its investment advisor, its managing dealer or any other person or entity from whom the Financial Product instructs SS&C to accept and utilize information, data, records, transmissions and documents;
(4)    Defaults by dealers or securityholders with respect to payment for share orders previously entered;
(5)    The negotiation and processing of all checks, including checks that are tendered to SS&C for the purchase of shares of the Financial Product;
(6)    The offer or sale of the Financial Product's shares in violation of any applicable requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from SS&C's failure to comply with written instructions of the Financial Product or of any officer of the Financial Product that no offers or sales be permitted to remain in the Financial Product's securityholder records in or to residents of such state);
(7)    The Financial Product's errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "SS&C Facilities"), and control procedures relating thereto in the verification of output and in the remote input of data;
(8)    Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of SS&C arising out of or resulting from such errors, inaccuracies and omissions in, the Financial Product's records, securityholder and other records, delivered to SS&C hereunder by the Financial Product or its prior agent(s);
(9)    Actions or omissions to act by the Financial Product or agents designated by the Financial Product with respect to duties assumed thereby as provided for in Section 21 hereof; and

(10)    SS&C’s performance of Exception Services except where SS&C acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.
D.    Except for SS&C’s Intentionally Malicious (as hereinafter defined) acts or omissions (which SS&C shall be subject to unlimited monetary damages for), SS&C's cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise is limited to, and shall not exceed, the amounts paid hereunder by the Financial Product to SS&C as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to SS&C’s liability. As used herein, an action or omission is “Intentionally Malicious” if it is taken or omitted (a) with the actual knowledge at the time of commission or omission that the action or omission at issue is a breach of SS&C’s obligations under this Agreement and (b) for the purposes of harming the other party or its securityholders.
E.    IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL ANY PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.
F.    Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity provisions contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.
9.    Certain Covenants of SS&C and the Financial Product.
A.    All requisite steps will be taken by the Financial Product from time to time when and as necessary to register, or qualify, as applicable, the Financial Product's shares for sale in all states in which the Financial Product's shares shall at the time be offered for sale and require registration or qualification. If at any time the Financial Product receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Financial Product's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Financial Product's shares, the Financial Product will give prompt notice thereof to SS&C.
B.    SS&C hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Financial Product for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.
C.    To the extent required by laws and regulations applicable to its business as a transfer agent and Section 31 of the 1940 Act, SS&C shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by applicable law and regulations applicable to its business as a transfer agent. SS&C agrees that all records maintained by SS&C relating to services to be performed by SS&C under this Agreement are the property of the Financial Product and will be preserved and will be surrendered promptly to the Financial Product on request. Records maintained by SS&C on behalf of the Financial Product shall be maintained by SS&C for such period as required by applicable law or until such earlier time as SS&C has delivered such records into the Financial Product’s possession or destroyed them at the Financial Product’s request. Records maintained by SS&C on behalf of the Financial Product shall be made available in the event that such records are requested or authorized to be provided by the Financial Product, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Financial Product by state or federal regulatory agencies. the Financial Product will make a good faith effort to provide SS&C with advance notice of any such request, authorization or requirement to the extent commercially reasonable and to provide SS&C with the opportunity to redact any of its proprietary information. To the extent the Financial Product shares any of the records requested pursuant to this Section with a regulator or other third party, the Financial Product will treat any information relating to SS&C contained in such records with the same level of confidential treatment as any information relating to the Financial Product and/or the Sponsor contained in such records.
D.    SS&C agrees to furnish the Financial Product annual reports of SS&C’s financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Financial Product. The annual financial statements will be certified by SS&C's certified public accountants. Additionally, once annually, SS&C shall furnish to the Financial Product, upon at least 45 days’ written request. the most recent relevant Service Organizational Control audit report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 18, Reporting on Controls at a Service Organization, or an audit to the equivalent succeeding standard.
E.    SS&C represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent and investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.
F.    SS&C will permit the Financial Product and its authorized representatives (subject to execution of SS&C’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by SS&C to provide services to the Financial Product at reasonable times during business hours. SS&C will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Financial Product to obtain, inter alia, information and records relating to SS&C’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect SS&C’s operations for purposes of the Program.” Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Financial Product. Notwithstanding anything herein to the contrary, SS&C is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of SS&C’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Financial Product to the extent that the examination relates to SS&C’s performance of services under this Agreement.
G.     SS&C shall comply with Exhibit C (Information Protection Program), which are made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit C (Information Protection Program) are subject to change at any time in accordance with SS&C’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by SS&C to the Financial Product under this Agreement. Throughout the Term of this Agreement, as part of the Services, SS&C shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. SS&C will be reasonably available to meet with and provide assurances to the Financial Product concerning its backup procedures as well as its security procedures.
H.     SS&C maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-l under the 1940 Act. Pursuant to its compliance program, SS&C will provide periodic measurement reports to the Financial Product. SS&C reserves the right to amend and update its compliance program from time to time in order to address changing regulatory and industry developments.
I.    SS&C maintains and will continue to maintain at each service location physical and information security safeguards reasonably designed to prevent the destruction, loss, theft or alteration of a Financial Product’s, Financial Product’s and/or its distributor’s Confidential Information, including but not limited to Customer Information, in the possession of SS&C (or its subagents or designees) that will be no less rigorous than the security SS&C applies to its own SS&C Confidential Information. SS&C will, at a minimum, update its policies to remain compliant with regulatory requirements generally applicable to its business. SS&C will meet with Financial Product, at its request, on an annual basis, and as otherwise reasonably requested by Financial Product and mutually agreed to by SS&C, to discuss information security safeguards. If SS&C or its agents discover or are notified that a Financial Product’s Confidential Information has been accessed by or provided to an unauthorized person or otherwise compromised, including Customer Information, SS&C will promptly (a) notify Financial Product of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of SS&C or its agents at the time of such violation, SS&C will promptly (i) investigate, contain and address the violation and (ii) if based on the facts and circumstances of the incident and required under applicable law, provide, subject to the limitations of liability herein, credit monitoring or other similar services for a one-year period to Financial Product shareholders or others affected by the violation.
J.    SS&C shall at all times use an automatically updating anti-virus software on devices used in providing services
K.    In connection with the performance of the Services under this Agreement, in the event of the occurrence of a cyber-attack that impacts the information or data of the Financial Product, SS&C will provide the Financial Product with notification thereof, and the steps taken to remedy the consequences of such attacks and to deter similar attacks from affecting the Financial Product. For the sake of clarity, any information communicated by SS&C as part of this Section shall be considered SS&C Confidential Information, and shall be afforded the same protections by Financial Product and the Financial Products as required pursuant to Section 23.
L.    Each party to this Agreement hereby agrees that it shall not knowingly commit, authorize or permit any action which would cause the other party to be in violation of any applicable anti bribery laws or regulations. Each party agrees that it will not knowingly offer or give, or agree to give, to any employee, representative or third party acting on behalf of the other party, nor knowingly accept, or agree to accept, from any employee, representative or third party acting on behalf of the other party, any unlawful payment, unlawful compensation or unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, conclusion or the performance of this Agreement.
M.    SS&C will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of Financial Product. SS&C will test the adequacy of its business continuity plan at least annually and upon request, Financial Product may participate in such test. Upon request by Financial Product, SS&C will provide Financial Product with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts SS&C’s provision of services under this Agreement, SS&C will promptly notify Financial Product of the disruption and the steps being implemented under the business continuity plan. Further, in the event of a business disruption, SS&C shall act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to the Financial Product.
10.    Recapitalization or Readjustment.
In case of any recapitalization, readjustment or other change in the capital structure of the Financial Product requiring a change in the shares contained in book entry form on the stock record of the Financial Product as maintained by SS&C, SS&C will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:
A.    Written instructions from an officer of the Financial Product;
B.    Certified copy of the amendment to the Declaration of Trust or other document effecting the change;
C.    Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares, and an opinion of counsel that the order or consent of no or no other government or regulatory authority is required;
D.    An opinion by the secretary or similarly situated officer of the Financial Product (who may be the Financial Product’s General Counsel) stating:
(1)    The status of the shares of the Financial Product in the new form under the 1933 Act, as amended and any other applicable federal or state statute; and
(2)    That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.
11.    Omitted.
12.    Death, Resignation or Removal of Signing Officer.
The Financial Product will promptly provide SS&C written notice of any change in the Authorized Persons attached hereto as Exhibit B (e.g., officers authorized to sign stock certificates, written instructions or requests) together with two signature cards bearing the specimen signature of each newly Authorized Person.
13.    Future Amendments of Charter/Declaration and Bylaws.
The Financial Product will promptly provide SS&C copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.
14.    Instructions, Opinion of Counsel and Signatures.
At any time SS&C may apply to any Authorized Person to give instructions to SS&C, and may with the approval of a Financial Product officer consult with legal counsel for the Financial Product (which may be internal counsel), or SS&C’s own legal counsel at the expense of the Financial Product, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by SS&C under this Agreement that relate to compliance by the Financial Product with the Code or any other tax law, including without limitation the services described in Section 4.D(x), SS&C shall have no obligation to continue to provide such services after it has asked the Financial Product to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Financial Product, and SS&C shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. SS&C will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Financial Product.
15.    Force Majeure and Disaster Recovery Plans.
A.    SS&C shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to SS&C's reasonable control which prevents or hinders SS&C's performance hereunder.
B.    Provided the Financial Product is paying its pro rata portion of the charge therefor, SS&C shall provide back-up facilities to the data center or centers used by SS&C to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Financial Products in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in SS&C’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the SS&C’s declaration of a disaster and shall be conducted in accordance with SS&C’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after SS&C’s declaration of a disaster. The Financial Product shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, SS&C shall complete a successful test of the Business Contingency Plan.
C.    SS&C also currently maintains, separate from the area in which the operations which provides the services to the Financial Product hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in SS&C's Business Contingency Plan.
D.    SS&C is not responsible for a failure, unavailability, disruption, or any circumstance arising out of, related to, or resulting from SS&C’s efforts (including SS&C intentionally making the System(s) unavailable) to block or otherwise prevent a security breach, provided that SS&C has fulfilled its information security obligations under the Agreement otherwise and Client is notified promptly as reasonably practicable.
16.    Certification of Documents.
The required copy of the Declaration of Trust of the Financial Product and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of organization, and if such Declaration of Trust and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to SS&C. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the shares will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Financial Product, will be certified by the Secretary or an Assistant Secretary of the Financial Product under the Financial Product's seal.
17.    Records.
SS&C will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:
A.    Annual Purges by August 31: SS&C and the Financial Product shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Financial Product to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.
B.    Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained for seven (7) years.

C.     Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, then Financial Product may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.
18.    Disposition of Books, Records and Canceled Certificates.
SS&C may send periodically to the Financial Product, or to where designated by the secretary or an assistant secretary of the Financial Product, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Financial Product under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Financial Product without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.
19.    Provisions Relating to SS&C as Transfer Agent.
A.    Before making any original issue of shares, the Financial Product will furnish SS&C with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Financial Product will furnish SS&C such evidence as may be required by SS&C to show the actual value of the shares. If no taxes are payable SS&C will be furnished with an opinion of outside counsel to that effect.
B.    Shares will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of the Financial Product’s instructions that shares be repurchased and funds remitted therefor, such repurchases will be accomplished and payments dispatched provided the securityholder instructions are deemed by SS&C to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as SS&C may deem necessary to evidence the authority of the person making the transfer. SS&C reserves the right to refuse to transfer shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. SS&C also reserves the right to refuse to transfer shares until it is satisfied that the requested transfer is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. SS&C may, in effecting transfers rely upon the Procedures, various state simplification acts, Uniform Commercial Code or other statutes that protect SS&C and the Financial Product or both in not requiring complete fiduciary documentation. In cases in which SS&C is not directed or otherwise required to maintain the consolidated records of securityholder's accounts, SS&C will not be liable for any loss which may arise by reason of not having such records.
C.    SS&C will supply a securityholders list to the Financial Product for its annual meeting upon receiving a request from an officer of the Financial Product. It will also, at the expense of the Financial Product, supply lists at such other times as may be requested by an officer of the Financial Product.
D.    Upon receipt of written instructions of an officer of the Financial Product, SS&C will, at the expense of the Financial Product, address and mail notices to securityholders.
E.    In case of any request or demand for the inspection of the stock books of the Financial Product or any other books in the possession of SS&C, SS&C will notify the Financial Product and secure instructions as to permitting or refusing such inspection.
F.     SS&C agrees to furnish the Financial Product with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by SS&C in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by

SS&C’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by SS&C's certified public accountants and the posting of a current copy thereof on SS&C’s website shall be deemed to be delivery to the Financial Product.
G.    (1)    SS&C shall assist the Financial Product to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Financial Product. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. SS&C reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C shall provide you with written notice of any such changes.
(2)    SS&C shall perform the procedures set forth in the Compliance + Program, as amended by SS&C from time to time, which pertain to SS&C’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that SS&C’s employees act in accordance with the Compliance + Program, and (iii) provide the Financial Product with written notice of any material changes made to the Program as attached hereto.
(3)    Notwithstanding the foregoing, SS&C’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that SS&C has not agreed to perform on the Financial Product’s behalf under the Compliance + Program or under this Agreement shall remain the Financial Product’s sole obligation.
H.    With respect to SS&C’s activities under the Compliance + Program, SS&C will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Financial Product and the Financial Product to obtain, inter alia, information and records relating to SS&C’s performance of its obligations under the Compliance + Program and to inspect SS&C’s operations for purposes of determining SS&C’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of SS&C’s failure to fulfill its obligations under the Compliance + Program) shall be paid by the Financial Product.
J.    SS&C shall establish on behalf of the Financial Product banking relationships for the conduct of the business of the Financial Product in accordance with the terms set forth in Section 20.D. of this Agreement.
20.    Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and repurchase of Financial Products shares).
A.    SS&C will, at the expense of the Financial Product, provide a special form of check containing the imprint of any device or other matter desired by the Financial Product. Said checks must, however, be of a form and size convenient for use by SS&C.

B.    If the Financial Product desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished SS&C within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Financial Product.
C.    If the Financial Product desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to SS&C but the size and form of said envelopes will be subject to the approval of SS&C. If stamped envelopes are used, they must be furnished by the Financial Product; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Financial Product.
D.    SS&C, acting as agent for the Financial Product, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Financial Product, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a Bank into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Financial Product shares, transfers of Financial Product shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Financial Product provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Financial Product business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under this Agreement. SS&C, acting as agent for the Financial Product, is also hereby authorized to execute on behalf and in the name of the Financial Product, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Financial Product shall be liable on such agreements with the Bank as if it itself had executed the agreement and SS&C shall not be personally liable on such agreements, but SS&C’s liability shall be judged under the standards set forth in this Agreement. SS&C shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith and with due diligence.
E.    SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.
21.    Assumption of Duties By the Financial Product or Agents Designated By the Financial Product.
A.    The Financial Product or its designated agents other than SS&C may assume certain duties and responsibilities of SS&C or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to SS&C, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Financial Product, said assumption to be embodied in writing to be signed by both parties.
B.    To the extent the Financial Product or its agent or affiliate assumes such duties and responsibilities, SS&C shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.
C.    Initially the Financial Product or its designees shall be responsible for the following:    (i) answer and respond to phone calls from securityholders and broker-dealers; (ii) scan items into SS&C's AWDTM System as such calls or items are received by the Financial Product; (iii) provide timely to SS&C prior approval and valuation with respect to each redemption requested by securityholders; (iv) review and provide timely to SS&C prior approval of each Exception Service; and (v) generate certain, but not all, correspondence to securityholders as decided by the parties in written procedures.
22.    Termination of Agreement.
A.    This Agreement shall be in effect upon execution by both the Financial Product and SS&C and shall continue in full force and effect for an initial period of five (5) years (the “Initial Term”) commencing upon the first use of SS&C’s Services in production after the conversion of the Financial Product’s securityholder records onto TA2000. Effective upon the last day of such initial five year term, this Agreement may be terminated by either the Financial Product or SS&C as of the last day of the then current term by the giving to the other party of at least one-hundred twenty (120) day's prior written notice (such notice for a termination as of the last day of such Initial Term or any succeeding term shall therefore be given no later than the last day of the fourth year of the Initial Term and the last day of the penultimate year of any succeeding term. If such notice is not given by either party to the other at least one-hundred twenty (120) day’s prior to the end of the then current term, this Agreement shall automatically extend for a period of an additional twelve (12) months unless a different period is contained in any new Fee Schedule as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “Renewal Term” of this Agreement, upon the expiration of any term hereof unless terminated as hereinafter provided in Section 22. B (the Initial Term and Renewal Term collectively referred to as the “Term”).

B.    Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:
(1)    The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or
(2)    A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party; or
(3)    Failure by the Financial Product to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from SS&C.
C.    In the event of termination, the Financial Product will promptly pay SS&C all amounts due to SS&C hereunder and SS&C will use its reasonable efforts to transfer the records of the Financial Product to the designated successor transfer agent, to provide reasonable assistance to the Financial Product and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of SS&C for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein "reasonable assistance" and "other information" shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require SS&C to disclose any SS&C Confidential Information, as hereinafter defined, or any information which is otherwise confidential to SS&C.
23.    Confidentiality.
A.    SS&C agrees that, except as provided in the last sentence of Section 19.E. hereof, or as otherwise required by law, SS&C will keep confidential all records of and information in its possession relating to the Financial Product or its securityholders or securityholder accounts in accordance with Regulation S-P (“Financial Product Confidential Information”) and will not disclose the same to any person not an affiliate of SS&C except as necessary to fulfill SS&C’s obligations under this Agreement or at the request or with the consent of the Financial Product.

B.    The Financial Product agrees to keep confidential all financial statements and other financial or operational records received from SS&C, the terms and provisions of this Agreement, all accountant’s reports relating to SS&C, and all manuals, systems and other technical information and data, not publicly disclosed, relating to SS&C's operations and programs furnished to it by SS&C pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of SS&C.
C.    Governmental Disclosures.  If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body, it shall notify the other party, to the extent permitted by law, sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive.  Financial Product acknowledges that at a minimum SS&C considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential.  Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard.  Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.
D.    (1)    The Financial Product acknowledges that SS&C has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other SS&C programs, data bases, supporting documentation, or procedures (collectively "SS&C Confidential Information") which the Financial Product's access to the TA2000 System or computer hardware or software may permit the Financial Product or its employees or agents to become aware of or to access and that the SS&C Confidential Information constitutes confidential material and trade secrets of SS&C. The Financial Product agrees to maintain the confidentiality of the SS&C Confidential Information.
(2)    The Financial Product acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers.  In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Financial Product, and make such consolidated data available to clients of the analytics products and services.  The Financial Product hereby consents to the use by SS&C of Financial Product Information (including shareholder information) for in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Financial Product information will be aggregated, anonymized and sometimes enriched with external data sources.  SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Financial Product.
(3)    The Financial Product acknowledges that any unauthorized use, misuse, disclosure or taking of SS&C Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Financial Product will advise all of its employees and agents who have access to any SS&C Confidential Information or to any computer equipment capable of accessing SS&C or SS&C hardware or software of the foregoing.
(4)    The parties acknowledge that disclosure of the SS&C Confidential Information or Financial Product Confidential Information (collectively “Confidential Information”) may give rise to an irreparable injury to either

SS&C or the Financial Product, as applicable, inadequately compensable in damages. Accordingly, SS&C or the Financial Product, as applicable, may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and SS&C and the Financial Product each consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of five (5) years; provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.
(5)    In the event the Financial Product obtains information from SS&C or the TA2000 System which is not intended for the Financial Product, the Financial Product agrees to (i) immediately, and in no case more than twenty-four (24) hours later, notify SS&C that unauthorized information has been made available to the Financial Product; (ii) after identifying that such information is not intended for the Financial Product, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) confirms in writing to SS&C that all such unauthorized information in the Financial Product’s possession or control has been delivered to SS&C or destroyed as required by this provision. Notwithstanding the foregoing, the Financial Product may retain such documents and records as (a) are required to be retained pursuant to any law or regulation applicable to the Financial Product or the Financial Product’s document retention policy, or (b) created pursuant to automatic archiving and back-up procedures, provided, however, any Confidential

Information retained by the Financial Product will be retained in accordance with the confidential obligations as set forth in this Agreement.
24.    Changes and Modifications.
A.    During the term of this Agreement SS&C will use on behalf of the Financial Product without additional cost all modifications, enhancements, or changes which SS&C may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Financial Product, unless substantially all SS&C clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Financial Product agrees to pay SS&C promptly for modifications and improvements that are charged for separately at the rate provided for in SS&C's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.
B.    SS&C shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Financial Product will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Financial Product in using or employing the TA2000 System or SS&C Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Financial Product is given thirty (30) days prior notice to allow the Financial Product to change its procedures and SS&C provides the Financial Product with revised operating procedures and controls.
C.    At the Financial Product’s expense, SS&C will use reasonable efforts to make any reasonable changes to the TA2000 System requested by the Financial Product (“Client Requested Software”). Charges attendant to the development of Client Requested Software shall be at SS&C's standard rates and fees in effect at the time. If the cost to SS&C of operating the TA2000 System is increased by the addition of

Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon. Significant new features or functions which are utilized by the Financial Product may be charged for on a pro rata basis, as provided in Section 24.A, above.
D.    All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement the Financial Product will disclose to SS&C, Confidential Information of the Financial Product and, from time to time, SS&C may partly rely on such Confidential Information of the Financial Product to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Confidential Information of the Financial Product that identifies the Financial Product, (i) the Financial Product hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) the Financial Product hereby grants SS&C a perpetual, nonexclusive license to incorporate and retain in such Deliverables Confidential Information of the Financial Product. All Confidential Information of the Financial Product shall be and shall remain the property of the Financial Product and shall remain protected under Section 23(A).
25.    Third Party Vendors.
Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Financial Product custodian banks (custody and fund accounting services) and administrators (Blue Sky and fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.
26.    Limitations on Liability.
A.    If the Financial Product is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Financial Product shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.
B.    Notice is hereby given that, if the Financial Product is a Financial Product under applicable state law, a copy of the Financial Product's Financial Product Agreement and all amendments thereto is on file with the Secretary of State of the state of its organization; that this Agreement has been executed on behalf of the Financial Product by the undersigned duly authorized representative of the Financial Product in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Financial Product and shall not be binding upon any Trustee, officer or securityholder of the Financial Product individually.

27.    Miscellaneous.
A.    This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the Commonwealth of Massachusetts, excluding that body of law applicable to choice of law.
B.    All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.    The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.
D.    No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.    The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
G.    If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
H.    Except as otherwise provided herein, this Agreement may not be assigned by the Financial Product or SS&C without the prior written consent of the other. SS&C may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of SS&C.
I.    Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Financial Product and SS&C. It is understood and agreed that all services performed hereunder by SS&C shall be as an independent contractor and not as an employee of the Financial Product or Sponsor. This Agreement is between SS&C and the Financial Product and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.
J.    Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.
K.    The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
L.    This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.
M.    All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:
If to SS&C:
SS&C GIDS, Inc.
1055 Broadway, 8th Floor
Kansas City, Missouri 64105
Attn: Group Vice President-Full Service
Facsimile No.: 816-435-3455

With a copy of non-operational notices to:
SS&C GIDS, Inc.
1055 Broadway, 8th Floor
Kansas City, Missouri 64105
Attn: Legal Department
Facsimile No.: 816-435-8630
If to the Financial Product:
Blue Owl Alternative Credit Fund
399 Park Avenue, 38th Floor
New York, New York 10022
Attn: Neena Reddy
Email: legal@owlrock.com
or to such other address as shall have been specified in writing by the party to whom such notice is to be given.
O.    The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.
P.    SS&C will not be precluded from offering services similar to those offered to the Financial Product(s) to other parties, including competitors of the Financial Product(s).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

SS&C GIDS, INC.

By:	/s/Bhagesh Malde
Authorized Signatory
Title:

BLUE OWL ALTERNATIVE CREDIT FUND

/s/ Andrew Murphy
By: Andrew Murphy
Title: Authorized Signatory

BLUE OWL ALTERNATIVE CREDIT ADVISORS II LLC

/s/ Neena Reddy
By: Neena Reddy
Title: General Counsel and Secretary